UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2012

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On June 27, 2012, Amerigroup Ohio, Inc. ("Amerigroup Ohio"), Amerigroup Corporation’s (the "Company") Ohio health plan, announced its intent to institute legal proceedings against the Ohio Department of Job and Family Services ("ODJFS").

In January 2012, ODJFS issued a Request for Applications ("RFA") seeking applicants to enter into an agreement for the delivery of Medicaid managed care services and care coordination to Ohio’s managed care populations. Amerigroup Ohio submitted an application for all regions across Ohio in March 2012. In April 2012, ODJFS announced the selection of the tentative awardees. Within the time period allotted for protests, a number of unsuccessful applicants, including Amerigroup Ohio, filed protests with ODJFS. In June 2012, ODJFS issued written responses to the protest letters and rescored some of the RFA responses. After the rescoring, Amerigroup Ohio was not awarded a contract. The Company believes that if the state had properly reviewed the additional discrepancies identified in the protest letters, Amerigroup Ohio would be awarded a managed care contract.

Amerigroup does not make the decision to pursue legal remedies against a state partner lightly, however, given the facts and circumstances associated with the RFA scoring, it has been deemed necessary to do so in this case. Amerigroup Ohio will be requesting that the state rescore all of the bidders or rebid the entire procurement.

Despite the Company’s belief that it has strong legal arguments, there can be no assurance that Amerigroup Ohio will be successful in the legal proceedings against OJDFS or that it will retain its contract to render Medicaid managed care services in the state of Ohio past the contract’s expiration date.

The information furnished pursuant to this Item 7.01 shall not be deemed "filed" under the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

June 27, 2012	By:	Nicholas J. Pace

Name: Nicholas J. Pace
Title: Executive Vice President, General Counsel and Secretary